Exhibit 99.2

NEWS RELEASE

Timken Board Appoints Philip D. Fracassa

Chief Financial Officer

CANTON, Ohio: Feb. 14, 2014 — The Timken Company (NYSE: TKR; www.timken.com) board of directors today announced the appointment of Philip D. Fracassa as chief financial officer of The Timken Company. In this role, Fracassa will be responsible for global finance activities for Timken, including external reporting, treasury, tax, financial planning and analysis, internal audit, risk management and investor relations. In addition, he will oversee information technology and enterprise services, and maintain leadership of the project to spin off the steel business from The Timken Company, an initiative that is expected to be completed later this year.

Fracassa replaces Glenn A. Eisenberg, executive vice president, finance and administration, who will leave the company at the end of the first quarter after 12 years of service.

“Our sound succession plans have enabled us to put strong leaders in place to successfully carry The Timken Company forward,” said James W. Griffith, Timken president and chief executive officer. “Phil’s financial and operational leadership skills have been further enhanced through his deep involvement in a number of strategic initiatives, the most recent leading all activities related to the expected separation of our steel business. A strong leader and great collaborator, he has a proven track record of success and is well-qualified to guide The Timken Company’s financial future.”

Fracassa most recently served as senior vice president of planning and development. He joined Timken in 2005 and has since held a variety of senior financial leadership positions including vice president of tax, senior vice president of tax and treasury, and senior vice president and group controller of the bearings and power transmission business.

Fracassa holds a bachelor’s degree in accounting from the University of Detroit, a juris doctor degree from the University of Detroit Mercy School of Law, and is a certified public accountant in the state of Michigan. In 2011, he completed the Advanced Management Program at INSEAD in Fontainebleau, France. Currently, he serves as chairman of the board of the Canton Regional Chamber of Commerce.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and power transmission to improve the reliability and efficiency of industrial machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Timken® bearings, engineered steel bars and tubes—as well as transmissions, gearboxes, chain, related products and services—support diversified markets worldwide. With sales of $4.3 billion in 2013 and approximately 19,000 people operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

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Media Contact:

Pat Carlson-Burnham

Global Media Relations

Telephone: (330)471-3514

pat.carlson@timken.com

Investor Contact:

Steve Tschiegg

Director – Capital Markets & Investor Relations

Telephone: (330)471-7446

steve.tschiegg@timken.co

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